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               AMENDMENT NO. 2 TO EXECUTIVE EMPLOYMENT AGREEMENT


            This AMENDMENT ("Amendment") is made and entered into to be effective August 10, 1998, by and between DAWSON PRODUCTION SERVICES, INC. (together with its successors, the "Company") and MICHAEL E. LITTLE ("Executive").

            WHEREAS, Executive and the Company entered into an Executive Employment Agreement, dated April 1, 1996, and amended it effective April 1, 1998 ("Agreement"); and

            WHEREAS, Executive and the Company desire to further amend the Agreement; and

            WHEREAS, both the Company and Executive have read and understand the terms and provisions set forth in this Amendment, and have been afforded a reasonable opportunity to review this Amendment with their respective legal counsel;

            NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment, Executive and the Company agree as follows:

            Section 13 (and all references thereto) shall be redenominated as
Section 14, and a new Section 13 shall be added as follows:

                        "13. EXCISE TAX GROSS-UP PAYMENTS. In the event that
                        (i) Executive become entitled to any payments under the provisions of Section 5 (and related sections to the extent relevant) ("Severance Payments"), and (ii) some or all of the Severance Payments are subject to the tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company shall pay to Executive, at the same time as it pays to Executive all or any portion of the Severance Payments, an amount in cash (the "Excise Tax Gross-Up Payment") which will be equal to the sum of
                        (iii) the Excise Tax on the Severance Payments, and
                        (iv) the federal, state and local income tax, and the Excise Tax, on the total Excise Tax Gross-up Payment (which, without limitation, will require the solving of a quadratic equation). For purposes of determining the extent to which Severance Payments are subject to the Excise Tax, and the amount of such Excise Tax, any other payments or benefits received or to be received by Executive in connection with a Change of Control, or in connection with Executive's termination of employment (whether pursuant to the terms of this Executive Agreement or any other plan (including stock option plans), arrangement, or agreement with the Company) (collectively, "Other Benefits") shall be treated in their entirety as (v) "parachute payments" within the meaning of section 280G(b)(2) of the Code, and (vi) "excess parachute payments" within the meaning of section 280G(b)(1) of the Code, and thus shall be considered as subject to the Excise Tax except to the extent, as determined in the written opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive